Exhibit 99.1

News Release
For Immediate Release

OccuLogix Secures Additional Bridge Loan

Toronto, ON—July 28, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that it has secured an additional bridge loan in an aggregate principal amount of U.S.$3,403,500 from a number of private parties (the “Additional Bridge Loan”).  U.S.$2,893,500 of the principal amount of the Additional Bridge Loan will be advanced by certain of the investors who had agreed to purchase shares of the Company’s common stock in the proposed private placement of U.S.$5,076,500 of the Company’s common stock, first announced on May 20, 2008.  The Company has agreed to reduce the dollar amounts of these investors’ respective commitments in the private placement by the principal amount of the Additional Bridge Loan that each of them will be advancing to the Company.  OccuLogix now expects the gross aggregate proceeds of the private placement to be U.S.$2,173,000.

The Company anticipates the funding of the Additional Bridge Loan to be complete on or about July 31, 2008.  The proceeds of the Additional Bridge Loan will be used for general corporate purposes of the Company and OcuSense, Inc. (“OcuSense”), in which OccuLogix currently holds a majority ownership interest (50.1% on a fully diluted basis and 57.62% on an issued and outstanding basis).

The Additional Bridge Loan will constitute an increase to the principal amount of the U.S.$3,300,000 principal amount bridge loan of the Company that is currently outstanding (the “Original Bridge Loan”).  The Original Bridge Loan was advanced in two tranches—U.S.$3,000,000 of the principal amount was advanced on February 19, 2008, and U.S.$300,000 of the principal amount was advanced on May 5, 2008.  The Additional Bridge Loan will be advanced on substantially the same terms and conditions as the Original Bridge Loan, pursuant to a further amendment to the amended loan agreement governing the Original Bridge Loan.

The Additional Bridge Loan will bear interest at a rate of 12% per annum and will have the same maturity date as the Original Bridge Loan.  Like the repayment of the Original Bridge Loan, the repayment of the Additional Bridge Loan will be secured by a pledge by the Company of its majority ownership interest in OcuSense.

Under the terms of the loan agreement that governs the Original Bridge Loan, OccuLogix has two pre-payment options available to it, should it decide to not wait until the maturity date to repay the loan.  The Company has declared its intention to exercise one of these pre-payment options and proposes to repay the Original Bridge Loan in full by issuing to the lenders shares of its common stock, in an aggregate amount equal to the amount of outstanding principal and accrued interest, at a 15% discount to the price paid by the private placement investors.  The Company will be obligated to, and intends to, pre-pay the Additional Bridge Loan in the same manner.  The pre-payment of the Original Bridge Loan and the Additional Loan Agreement will entail the issuance of a minimum of 78,864,705 shares of OccuLogix’s common stock, for which stockholder and regulatory approval will be required.

As previously announced, on May 20, 2008, OccuLogix filed a preliminary proxy statement to solicit the proxies of its stockholders for a number of proposed transactions, including, among others, the pre-payment of the Original Bridge Loan in the above-described manner, the acquisition by OccuLogix of the minority ownership interest in OcuSense that it does not already own and the private placement.  The Company’s preliminary proxy statement is currently the subject of review by the U.S. Securities and Exchange Commission (the “SEC”).  The Company intends to file a revised preliminary proxy statement with the SEC during the coming days in order to address SEC comments.  In addition, the revised preliminary proxy statement will reflect the consequences of the Additional Bridge Loan and the resulting changes to the terms of the proposed private placement, and certain other consequential changes, as well as modifications resulting from the Company’s recent restatements of certain of its historical financial statements.  Following the completion of the SEC’s review, the Company will file and mail its final proxy statement.

The securities to be offered in the private placement, the OcuSense acquisition transaction and the pre-payment of the Additional Bridge Loan and the Original Bridge Loan have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws or qualified under any Canadian provincial or territorial securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws or in Canada absent a valid prospectus, or an applicable exemption from the prospectus requirements, under applicable provincial and territorial securities laws.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

About OcuSense, Inc.

OcuSense (www.ocusense.com) is an ophthalmic device company developing and commercializing novel, laboratory-on-a-card technologies that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

William G. Dumencu
(905) 602-0887, ext. 3910
bill.dumencu@occulogix.com